Exhibit 99.1

Avnet Announces Leadership Changes

PHOENIX – February 16, 2017 – Avnet (NYSE: AVT) announced today that Gerry Fay, president of Avnet Electronics Marketing (EM), has decided to step down from his position and will depart the company to pursue external opportunities. As a result, other leadership and organizational changes are being made to streamline operations and better position Avnet for long-term profitable growth.

“During the past 12 years, Gerry has contributed immeasurably to Avnet,” said William Amelio, CEO of Avnet. “On behalf of the Board and management team, we sincerely thank Gerry for his important contributions toward building the great business that we have today, and we fully support him in this decision.”

Moving forward, Avnet’s regional presidents will report directly to CEO William Amelio. Fay will stay on for a period of time to facilitate a smooth transition with Avnet’s customers and technology suppliers.

“Avnet has a long history of adapting to change while staying focused on helping our customers bring new products to market,” said Amelio. “Our business strategy is undergoing a transformation, and we have strong leaders in place to deliver on this strategy. I’m confident that the team will maintain a laser focus on providing world-class distribution and design and supply chain services to our customers and suppliers.”

All brands and trade names are trademarks or registered trademarks, and are the properties of their respective owners. Avnet disclaims any proprietary interest in marks other than its own.

About Avnet

From components to cloud and design to disposal, Avnet (NYSE:AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. For more information, visit www.avnet.com.

Media Relations Contact
Maureen O’Leary
maureen.o’leary@avnet.com
480-643-7499

Investor Relations Contact
Vincent Keenan
vincent.keenan@avnet.com
480-643-7053